EXHIBIT 2.24


                              AMENDED AND RESTATED
                    AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT


         This AMENDED AND RESTATED AMENDMENT NO. 1 (this "Amended and Restated Amendment No. 1") is made and entered into in as of November 14, 2008 by and among BRC, a corporation (societe a responsabilite limitee) duly incorporated and validly existing under the laws of Luxembourg, having its registered office at 13-15 Avenue de la Liberte L-1931, Luxembourg ("BRC"), Eugenie Patri Sebastien SA or EPS SA, a corporation (societe anonyme) duly incorporated and validly existing under the laws of Luxembourg having its registered office at 5, rue Guillaume Kroll, L-1882, Luxembourg (formerly, Eugenie Patri Sebastien SCA) ("EPS"), Rayvax Societe d'Investissements SA, a corporation (societe anonyme) duly incorporated and validly existing under the laws of Belgium, having its registered office at 19, square Vergote, 1200 Brussels, Belgium ("Rayvax") and the Stichting InBev, a foundation (stichting) duly incorporated and validly existing under the laws of the Netherlands, having its legal seat in Rotterdam and its registered office at Hofplein 20, 3032 AC Rotterdam, the Netherlands (formerly, Stichting Administratiekantoor Interbrew) (the "AK", and each of the AK, BRC, EPS and Rayvax, a "Party" and collectively, the "Parties"), to amend and restate in its entirety the Amendment No. 1, dated October 6, 2008 ("Amendment No. 1"), to that certain Shareholders Agreement, dated as of March 2, 2004 (as amended from time to time, the "Agreement") among the Parties. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

         WHEREAS, in order to partially finance the acquisition of Anheuser-Busch Companies, Inc., the Company is contemplating to conduct the Rights Offering (as defined below);

         WHEREAS, EPS and BRC have entered into or intend to enter into Financing Arrangements (as defined below) to enable them to subscribe for Shares in the Rights Offering for the amounts set forth herein;

         WHEREAS, the Parties desire to permit the use by EPS and BRC of their certificated Shares (and Certificates corresponding to such Shares) as collateral under their respective Financing Arrangements subject to the terms and conditions set forth herein;

         WHEREAS, the Parties desire to permit the conduct by each of EPS and BRC of a placing in respect of certain of their certificated Shares (and Certificates corresponding to such Shares) pursuant to one or several Placing Arrangements to be entered into, inter alia, by each of BRC and EPS prior to the launch of the Rights


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Offering (the "Placing Arrangements") subject to the terms and conditions set forth herein;

         WHEREAS, EPS and BRC agree, without making any commitment, that it is desirable that the AK (with the existing partners) moves over the next years in the direction of reaching an ownership of more than 50% of the outstanding Shares;

         WHEREAS, subject to the terms and conditions set forth herein, the Parties intend to cause a portion of the Shares subscribed for in the Rights Offering by EPS and all of the Shares subscribed for in the Rights Offering by BRC, in each case in respect of the certificated Shares underlying their Existing Certificates (as defined below), to be transferred to the AK for certification in accordance with the Conditions of Administration;

         WHEREAS, EPS and BRC desire that upon the transfer to the AK for certification of Shares subscribed by them in the Rights Offering, the total number of Class B Certificates held by BRC will equal the total number of Class A Certificates held by EPS, as specified herein;

         WHEREAS, EPS has changed its corporate form from an SCA (societe en commandite par actions) to an SA (societe anonyme) and Stichting
Administratiekantoor Interbrew has changed its name to Stichting InBev; and

         WHEREAS, the Parties desire to amend and restate the Amendment No. 1 in its entirety and to amend the Agreement and the Conditions of Administration, in each case, to reflect the foregoing and to make such other amendments to the Agreement as are specified herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Agreement, the Parties agree as follows:

1.   Investments by EPS and BRC in connection with the Rights Offering.

     (a) The AK will, promptly following the attribution thereof, distribute the subscription rights attributable to the Shares represented by Class A Certificates to EPS. EPS agrees to

          (A) use its reasonable best endeavors to secure Financing Arrangements on commercially reasonable terms which will enable EPS and certain affiliates of the Belgian Founders to invest approximately EUR 1.1 billion (the "EPS Commitment") to subscribe for Shares in the Rights Offering, it being understood that this amount will be subscribed as follows:

               (i) EPS: an amount of approximately EUR 915,000,000;

               (ii) certain affiliates of the Belgian Founders: an amount of approximately EUR 185,000,000;

          and

          (B) to the extent it can secure adequate Financing Arrangements in accordance with Clause (A), invest upon the distribution by the AK of subscription rights attributable to Shares represented by Class A Certificates

               (i) the net funds available to it pursuant to such Financing Arrangements (up to an amount equal to approximately EUR 1.1 billion) plus

               (ii) the proceeds of the Tail Swallowing, if any, pursuant to paragraph (c) below, to subscribe for Shares in the Rights Offering.

               Immediately following such subscription EPS will transfer to the AK for certification as Class A Certificates in accordance with the Conditions of Administration, a number of Shares, together with the Shares currently held by the AK and underlying Class A Certificates, equal to the lesser of (i) 23% of the number of Shares representing the entire issued share capital of the Company outstanding immediately following the closing of the Rights Offering and (ii) the aggregate of (a) 180,000,000 Shares and (b) the number of Shares subscribed to by EPS in the Rights Offering through an aggregate investment of (i.) EUR 600,000,000 and (ii.) any funds raised pursuant to the Tail Swallowing. Such transfer and certification will be subject to the terms and conditions set forth herein and in the Agreement and subject to any Pledge.

     (b) The AK will, promptly following the attribution thereof, distribute the subscription rights attributable to the Shares represented by Class B Certificates to BRC. BRC agrees to

          (A) use its reasonable best endeavors to secure a Financing Arrangement on commercially reasonable terms which will enable it to invest approximately EUR 1.5 billion (the "BRC Commitment") to subscribe for Shares in the Rights Offering, and

          (B) to the extent it can secure an adequate Financing Arrangement in accordance with clause (A), invest, upon the distribution by the AK of subscription rights attributable to Shares represented by Class B Certificates

               (i) the net funds available to it pursuant to such Financing Arrangement (up to an amount equal to approximately EUR 1.5 billion) plus

               (ii) the proceeds of the Tail Swallowing, if any, pursuant to paragraph (c) below, to subscribe for Shares in the Rights Offering.

               Immediately following such subscription, BRC will transfer to the AK for certification as Class B Certificates, in accordance with the Conditions of Administration a number of Shares which, upon certification by the AK thereof, will result in the total number of Class B Certificates held by BRC


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               being equal to the total number of Class A Certificates held by
               EPS. Such transfer and certification will be subject to the terms and conditions set forth herein and in the Agreement and subject to any Pledge.

          (c) To the extent that the EPS Commitment or the BRC Commitment are insufficient to permit respectively EPS or BRC, as the case may be, to exercise all subscription rights attributable to its Class A Certificates, in the case of EPS, or Class B Certificates, in the case of BRC, or the non-certificated Shares directly held respectively by EPS and BRC, EPS and/or BRC as the case may be, may conduct a Tail Swallowing to subscribe for Shares in the Rights Offering.

               To effect any sales of certificated Shares represented by Existing Certificates in accordance with this paragraph (c), notwithstanding anything to the contrary contained in the
               Agreement:

                    A. Upon the request of BRC (with respect to Class B
               Certificates) or EPS (with respect to Class A Certificates), the Parties shall cause the AK to promptly de-certificate Shares underlying such Certificates, and deliver such Shares to EPS or BRC, as the case may be; and

                    B. BRC and EPS, as the case may be, shall cause a number of
               Shares equal to the Shares so de-certificated, to be Transferred to the AK promptly after the end of the Rights Offering for certification.

          (d) Each of BRC and EPS shall ensure that any decertification requested by it in accordance with Section 1(c) above and any subsequent Transfer and sale of Shares is effected in compliance with the terms of any Financing Arrangement or Placing Arrangement to which it is a party. Each of BRC and EPS acknowledges that any Shares transferred to the AK pursuant to
               Section 1(a) or Section 1(b) above may be subject to a Pledge pursuant to the Agreement as amended hereby.

     2. Pledge of certificated Shares and/or corresponding Certificates and certification of additional Shares. A new Section 8.12 is hereby added to the Agreement as follows:

     "8.12 Pledge of certificated Shares and/or corresponding Certificates. Notwithstanding anything to the contrary contained in this Agreement:

          (a) Each of BRC and EPS (each, a "Pledging Party") may pledge as collateral and grant a security interest in ("Pledge") (i) any certificated Shares underlying its Existing Certificates, (ii) any certificated Shares underlying its New Certificates, and
               (iii) any Certificates corresponding to Shares Pledged in accordance with this Agreement, in each case, pursuant to a Financing Arrangement subject to the following:

               A. Each Pledging Party will use its reasonable best endeavors to ensure that any Financing Arrangement it enters into includes (i) a "right of first refusal" exercisable during any grace period or cure period provided for in such Financing Arrangement for the benefit of the non-defaulting Pledging Party in respect of any Pledged Shares that would


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                    otherwise be subject to de-certification and/or transfer to or on the order of a Lender upon the occurrence of an Event of Default under such Financing Arrangement and (ii) an obligation of the Lender to notify the AK, BRC and EPS in writing promptly if any Event of Default occurs under such Financing Arrangement.

               B. With a view to and in respect of each Pledge, subject to the conditions and limitations set forth in this Section 8.12:

                    i. Upon the written request of (a) BRC (with respect to Class B Certificates) or EPS (with respect to Class A Certificates) or (b) a Lender in accordance with the terms and conditions of the relevant Financing Arrangement (whether in connection with a margin call or otherwise), the Parties shall cause the AK to promptly de-certificate Shares underlying the Certificates so requested to be de-certificated and deliver such Shares to EPS or BRC, as the case may be;

                    ii. BRC or EPS, as the case may be, shall cause any Shares so de-certificated and transferred to it to be promptly
                         (i) Pledged to the relevant Lender in accordance with this Section 8.12 and the relevant Financing Arrangement and (ii) subsequently transferred to the AK for (re)certification in accordance with the Conditions of Administration following the execution of the relevant Pledge;

                    iii. The AK shall promptly (re)certificate any Shares so
                         transferred to it in accordance with the Conditions of Administration and issue new Class B Certificates to BRC or new Class A Certificates to EPS, as the case may be, in respect of such re-certificated Shares; and

                    iv. If required under the relevant Financing Arrangement, each of BRC and EPS shall be permitted to Pledge Certificates issued to it upon recertification in accordance with clause (iii) above for the benefit of the relevant Lender in accordance with the terms and conditions of such Financing Arrangement.

               C. Each Pledging Party further agrees to ensure that the voting power and all economic rights (including, without limitation, dividend rights and preferential rights to subscribe to new Shares) in respect of any Shares Pledged by such Party remain with the AK (as far as the voting power is concerned) and the Pledging Party (as far as the economic rights are concerned) at all times prior to the occurrence of an Event of Default under the relevant Financing Arrangement.

          (b) Each of BRC and EPS shall be entitled to request, from time to time, the de-certification and transfer to it of Shares underlying its respective Certificates for the sole purpose of raising funds to voluntarily pay amounts under such Party's Financing Arrangements. The aggregate maximum number of Shares in respect of which each of BRC or EPS may request any such transfer and de-certification shall be the Maximum Number. No decertification of Shares shall be possible in case of voluntary payment to the extent that BRC or EPS, as the case may be, at such time, holds, or would hold upon such de-certification, Certificates in respect of less than the Minimum Number. Upon such request, the Parties will cause the AK to promptly de-certificate such Shares, subject to the limitations set forth in the preceding sentence, and deliver such Shares to BRC or EPS, as the case may be. Notwithstanding the provisions set forth in
               Article II of the Agreement, BRC or EPS, as the case may be, shall be entitled to transfer such Shares to any Person for the purpose set forth in the first sentence of this subsection. Upon such transfer by BRC or EPS (other than a transfer to any Founders' Affiliate), such Shares shall cease to be subject to the Agreement.

          (c) Notwithstanding the limitations set forth in Section 8.12(b) above, upon the occurrence of an Event of Default under a Financing Arrangement a Lender may, subject to the "right of first refusal" of the other Pledging Party, (i) in the event Certificates are Pledged, cause all or part of the Shares underlying the Pledged Certificates to be de-certificated automatically in accordance with the Conditions of Administration, following which the Certificates corresponding to such Shares will be automatically cancelled in accordance with the Conditions of Administration, and (ii) cause the Pledged Shares to be transferred to or on the order of such Lender in accordance with the provisions of such Financing Arrangement. Any Shares transferred to or on the order of a Lender in accordance with the provisions of a Financing Arrangement or the related Pledge in accordance with this Section 8.12(c) shall cease to be subject to the Agreement.

          (d) Upon a de-certification and transfer of Shares in accordance with Sections 8.12(b) or 8.12(c) above, EPS, in case the de-certification relates to Class B Certificates, or BRC, in case the de-certification relates to Class A Certificates, shall be entitled to request the de-certification and transfer to it of a number of Shares underlying its respective Certificates so that the total number of Class A Certificates shall equal the total number of Class B Certificates. Upon such request, the Parties will cause the AK to promptly de-certificate such Shares, subject to the limitations set forth in the preceding sentence, and deliver such Shares to BRC or EPS, as the case may be. Upon such transfer by BRC or EPS (other than a transfer to any Founders' Affiliate), such Shares shall cease to be subject to the Agreement.

          (e) For the avoidance of doubt, neither (X) a Pledge, including without limitation (i) the de-certification and transfer of Pledged Shares to or on the order of a Lender and subsequent cancellation of corresponding Certificates as contemplated by
               Section 8.12(b), (ii) the occurrence of an Event of Default under a Financing Arrangement, including a subsequent decrease in the number of Certificates owned by the Party in respect of which such Event of Default occurs, and (iii) any de-certification and transfer of Shares in accordance with Sections 8.12(c) and 8.12(d) nor (Y) a de-certification and Transfer by a Party pursuant to a Placing Arrangement, will affect such Party's governance, management and voting rights set forth in Articles III and IV of this Agreement, including without limitation (i) Section 3.02(a) of this Agreement which provides that the eight (8) members of the AK Board shall consist of four (4) directors appointed by the Holders of the Class A Certificates and four (4) directors appointed by the Holders of the Class B Certificates and (ii)
               Section 3.02(b) of this Agreement which provides that the members of the Company Board shall be appointed by the general meeting of shareholders of the Company upon proposal by the AK and that of the members of the Company Board proposed by the AK, four (4) directors shall be nominated exclusively by the Holders of the Class A Certificates, four (4) directors shall be nominated exclusively by the Holders of the Class B Certificates and four
               (4) to six (6) independent directors shall be nominated by the AK Board.

          (f) For the avoidance of doubt, (i) the AK shall register any Pledge of Certificates entered into in accordance with this Section 8.12 in the register of Certificates of the AK and any Pledge of Shares entered into in accordance with this Section 8.12 in a separate securities account, (ii) the AK shall distribute any dividends or other distributions in respect of Pledged Shares to the relevant Pledging Party in accordance with the Conditions of Administration, (iii) the de-certification, the Pledge, the recertification and/or the transfer of Pledged Shares to or on the order of a Lender and the subsequent cancellation of corresponding Certificates as contemplated by Section 8.12(b), and (iv) any de-certification and transfer of Shares as contemplated by Sections 8.12(b) and 8.12(c), shall not be a violation of the transfer restrictions for purposes of Article II of this Agreement.

          (g) For the avoidance of doubt, a Lender or other Person who acquires de-certificated Shares pursuant to Section 8.12(b) or 8.12(c) in connection with a Financing Arrangement or a purchaser who acquires Shares pursuant to a Placing Arrangement shall not be deemed to be a Permitted Transferee and shall not be required to become a Party to this Agreement.

          (h) For purposes of this Section 8.12, the following terms shall have the following meanings:

               A. "Event of Default" means the occurrence of an event which gives the Lender the right to enforce its security interest subject to any grace period or cure period in the Pledged Shares or Pledged Certificates, as the case may be, in accordance with the terms and conditions of the security documents entered into pursuant to a Financing Arrangement.

               B. "Existing Certificates" means, in respect of each of EPS and BRC, the 180,000,000 Class A Certificates or 141,712,000 Class B Certificates, respectively, that it held as of November 14, 2008.

               C. "Financing Arrangement" means any credit facility or other financing arrangement EPS or BRC may enter into solely for purposes of financing or refinancing the subscription for Shares up to EUR 1,200,000,000 by BRC and up to EUR 1,200,000,000 by EPS pursuant to the Rights Offering.

               D. "Lender" means a lender, and/or its successors or assigns, under a Financing Arrangement.

               E. "Maximum Number" means with respect to a decertification of Shares requested by BRC or EPS, an aggregate number of Shares underlying such Party's Certificates the value of which would amount to EUR 750 million, based upon the closing stock exchange price (on the Company's primary stock exchange) of the said aggregate number of Shares on the date of the decertification request.

               F. "Minimum Number" means at any time in respect of either BRC or EPS, a number of Shares underlying such Party's Certificates which shall equal 15% of the Shares with voting rights outstanding at such time.

               G. "New Certificates" means, in respect of either EPS or BRC, Certificates issued to such Party representing Shares transferred to the AK for certification pursuant to the Third Certification (as defined in the Conditions of Administration).

               H. "Placing Arrangement" means an arrangement for the placing of Shares (or subscription rights attributable to Shares) by each of EPS and BRC solely for purposes of financing the subscription for Shares by such Party pursuant to the Rights Offering.

               I. "Pledged Certificates" means, in respect of either BRC or EPS, Certificates which are Pledged by such Party pursuant to any Financing Arrangement in accordance with this Agreement. For the avoidance of doubt, any Pledged Certificate shall correspond to a Pledged Share.

               J. "Pledged Shares" means, in respect of either BRC or EPS, Shares which are Pledged by such Party pursuant to any Financing Arrangement in accordance with this Agreement.

               K. "Rights Offering" means the Company's proposed share capital increase with preferential subscription rights for existing shareholders approved by the Company Board pursuant to resolutions adopted by the Extraordinary Shareholders' Meeting held on September 29, 2008, the proceeds of which will be used to partially finance the acquisition of Anheuser-Busch Companies, Inc.

               L. "Tail Swallowing" means the sale by EPS and/or BRC, if any, of a number of Shares (ex subscription rights) (subject to the prior de-certification thereof pursuant to the Conditions of Administration if the sale relates to certificated Shares) and/or of a number of subscription rights attributable to certificated Shares corresponding to Class A Certificates or Class B Certificates respectively pursuant to any Placing Arrangement to maximise the exercise of subscription rights attributable to such Shares in connection with the Rights Offering."

3. Conditions of Administration. The Parties agree to cause the Conditions of Administration to be amended and restated as set forth in Annex B to this Amended and Restated Amendment No. 1 (the "Second Amended and Restated Conditions of Administration") promptly upon the execution of this Amended and Restated Amendment No. 1. The Parties acknowledge and agree that certain provisions of the Agreement as amended by this Amended and Restated Amendment No. 1, including without limitation Section 8.12(b) (including the limitations set forth therein) of the Agreement as well as the definition of Financing Arrangement, are not reflected in the Second Amended and Restated Conditions of Administration; to the extent there are differences or inconsistencies between the Agreement as amended hereby and the Second Amended and Restated Conditions of Administration, the provisions of the Agreement as amended hereby shall prevail between the Parties, notwithstanding anything else to the contrary in the Second Amended and Restated Conditions of Administration.

4.   Other Amendments.

     (a) Article II, Section 2.01 (a) of the Agreement shall be amended in the entirety to read as follows:

     "SECTION 2.01. Restrictions Relating to EPS. (a) Subject to Section 8.12 hereof, EPS shall at the latest upon the completion of the Third Certification (as defined in the Conditions of Administration) directly hold a number of Class A Certificates which will at least equal to the lesser of (i) 23% of the number of Shares representing the entire issued share capital of the Company outstanding immediately following the closing of the Rights Offering and (ii) the aggregate of (a) 180,000,000 Shares and
     (b) the number of Shares subscribed to by EPS in the Rights Offering through an aggregate investment of (i.) EUR 600,000,000 and (ii.) any funds raised pursuant to the Tail Swallowing; provided, that EPS may transfer such aggregate number of Class A Certificates in its entirety to any successor holding company that is directly or indirectly owned solely by Members and Permitted Transferees of EPS and that becomes a party to this Agreement. Subject to the previous sentence, EPS shall not, and shall not permit any Member or Permitted Transferee of EPS or any affiliate thereof to Transfer, or permit the Transfer other than to EPS, a Permitted Transferee or BRC of any Class A Certificates held by EPS, any Member, any Permitted Transferee or any affiliate thereof, or any Rights in respect of such Class A Certificates, or any shares or other Rights in EPS or any other Person that is a direct or indirect shareholder of EPS."

     (b) Article II, Section 2.02(a) of the Agreement shall be amended in its entirety to read as follows:

     "SECTION 2.02. Restrictions Relating to BRC. (a) Subject to Section 8.12 hereof, BRC shall at the latest upon the completion of the Third Certification (as defined in the Conditions of Administration) directly hold a number of Class B Certificates which will be equal to the lesser of
     (i) 23% of the number of Shares representing the entire issued share capital of the Company outstanding immediately following the closing of the Rights Offering and (ii) the aggregate of (a) 180,000,000 Shares and (b) the number of Shares subscribed to by EPS in the Rights Offering through an aggregate investment of (i.) EUR 600,000,000 and (ii.) any funds raised by EPS pursuant to the Tail Swallowing; provided, that BRC may transfer such aggregate number of Class B Certificates in its entirety to any successor holding company that is directly or indirectly owned solely by Members and Permitted Transferees of BRC and that becomes a party to this Agreement. Subject to the previous sentence, BRC shall not, and shall not permit any Member or Permitted Transferee of BRC or any affiliate thereof to Transfer, or permit the Transfer, other than to BRC, a Permitted Transferee or EPS, of any Class B Certificates or Shares held by BRC, any Member, any Permitted Transferee or any affiliate thereof, or any Rights in respect of such Class B Certificates or Shares, or any shares or other Rights in BRC or any other Person that is a direct or indirect shareholder of BRC."

5.   Consideration of Further Amendments.

     (a)  BRC (i) acknowledges that EPS has requested a further change in
          Section 2.01 to permit transfers of a portion of the Class A Certificates to Members and Permitted Transferees, since it may be advantageous for some stakeholders in EPS to hold Class A Certificates directly rather than indirectly through ownership of EPS shares, and
          (ii) agrees, without making any commitment to implement such change, to explore with EPS whether such proposed change can be implemented while respecting the Parties current obligations and commitments.

     (b)  EPS (i) acknowledges that BRC has requested a further change in
          Section 2.02.(a) to delete the references therein to "Shares", since
          Section 2.01.(a) does not include any equivalent transfer restrictions applicable to EPS, and (ii) agrees, without making any commitment to implement such change, to explore with BRC whether such proposed change can be implemented while respecting the Parties current obligations and commitments.

6. Confirmation. To the extent necessary, the Parties confirm and acknowledge that Section 4.06 of the Agreement (which relates to voting arrangements between EPS and BRC) shall apply to all Shares subscribed by EPS or BRC further to the Rights Offering.

7. Amendment No. 1 of No Further Force and Effect; Agreement Confirmed. This Amended and Restated Amendment No. 1 supersedes the Amendment No. 1, and upon execution of this Amended and Restated Amendment No. 1 by each of the


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     Parties, the Amendment No. 1 shall be of no further force and effect. The
     Agreement, as amended by this Amended and Restated Amendment No. 1, is hereby ratified and confirmed in all respects.

8.   Miscellaneous. Sections 8.02 (Specific Performance), 8.03 (Assignment),
     8.04 (No Third Party Beneficiaries), 8.07 (Counterparts), 8.10 (Arbitration) and 8.11 (Governing Law) of the Agreement are hereby incorporated by reference into this Amended and Restated Amendment No. 1 as if set forth in their entirety herein (except that references to "the Agreement" or "this Agreement" contained in such sections shall be deemed to be references to "Amended and Restated Amendment No. 1" or "this Amended and Restated Amendment No. 1" when used in relation to this Amended and Restated Amendment No. 1).

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Amendment No. 1 to be executed as of the date first above written.

                                       BRC SARL


                                       By:  /s/ Jorge Paulo Lemann
                                            ------------------------------------
                                            Name:  JORGE PAULO LEMANN
                                            Title:


                                       By:  /s/ Roberto Moses Thompson Motta
                                            ------------------------------------
                                            Name:  ROBERTO MOSES THOMPSON MOTTA
                                            Title:


                                       Eugenie Patri Sebastien SA


                                       By:  /s/ G. de Spoelberch
                                            ------------------------------------
                                            Name:  G. DE SPOELBERCH
                                            Title:


                                       By:  /s/ S. Descheemaeker
                                            ------------------------------------
                                            Name:  S. DESCHEEMAEKER
                                            Title:


                                       Rayvax Societe d'Investissements SA


                                       BY:  /s/ A. du Pret
                                            ------------------------------------
                                            NAME:  ARNOUD DU PRET
                                            TITLE:


                                       By:  /s/ Bernard Boon-Falleur
                                            ------------------------------------
                                            Name:  BERNARD BOON-FALLEUR
                                            Title:


                                       Stichting InBev


                                       BY:  /s/ A. du Pret
                                            ------------------------------------
                                            NAME:  ARNOUD DU PRET
                                            TITLE:

                                       BY:  /s/ Jorge Paulo Lemann
                                            ------------------------------------
                                            NAME:  JORGE PAULO LEMANN
                                            TITLE: